Exhibit 99.1


      American Spectrum Realty Announces Authority to Repurchase Additional
                         100,000 Shares of Common Stock


     HOUSTON--(BUSINESS WIRE)--April 3, 2006--American Spectrum Realty, Inc. (AMEX:AQQ) ("the Company"), a real estate investment and management company located in Houston, Texas, announced today that its Board of Directors has authorized the repurchase of up to an additional 100,000 shares of its common stock, which increased the authorized share amount to 200,000. The stock repurchases would be made from time to time in open market transactions.
     During 2005, a total of 79,312 shares were repurchased in open market transactions, which increased the number of shares repurchased in open market transactions to date to 95,486.
     The Company has acquired four properties to date in 2006, all in Houston, Texas. These four acquisitions increased the Company's total square footage in Texas to approximately 1.3 million square feet and increased its real estate projects in Houston to fifteen.
     American Spectrum Realty, Inc. is a real estate investment and management company that owns 23 office, industrial, and retail properties aggregating approximately 1.9 million square feet in California, Texas, Arizona, South Carolina and the Midwest. Publicly traded on the American Stock Exchange since November 2001, American Spectrum Realty's business plan focuses on expansion of office and industrial property investments in California, Texas and Arizona.


    CONTACT: American Spectrum Realty, Inc., Houston
             William J. Carden, 713-706-6200